Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

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AMD Announces Initial Settlement of Tender Offer for its 8.125% Senior

Notes due 2017 and Redemption of All Remaining 8.125% Notes

SUNNYVALE, Calif. – June 23, 2014 – Advanced Micro Devices, Inc. (NYSE: AMD) announced today that AMD has settled all 8.125% Senior Notes due 2017 (“8.125% Notes”) that were tendered, but not validly withdrawn, at or prior to 12:00 midnight, New York City time, on June 19, 2014 (the “Consent Deadline”) pursuant to its previously announced tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) with respect to any and all of its outstanding 8.125% Notes. The Tender Offer will expire at 12:00 midnight, New York City time, on July 3, 2014 unless extended or earlier terminated by AMD.

Under the terms of the Tender Offer, holders of 8.125% Notes who (i) validly tendered their 8.125% Notes at or prior to the Consent Deadline and (ii) consented to certain proposed amendments (the “Proposed Amendments”) in the Consent Solicitation to reduce the minimum notice period required in connection with redemption of 8.125% Notes from 30 days to 3 business days were entitled to receive a total payment of $1,045.88 for each $1,000 principal amount of 8.125% Notes purchased pursuant to the Tender Offer.

As of the Consent Deadline, holders of $145,130,000 aggregate principal amount of 8.125% Notes, representing 52.04% of the outstanding 8.125% Notes, had validly tendered their 8.125% Notes (the “Tendered Notes”) and had submitted related consents. As a result, the number of consents required to approve the Proposed Amendments were received. After giving effect to the purchase of the Tendered Notes, $133,760,000 aggregate principal amount of 8.125% Notes remain outstanding as of June 20, 2014. On June 20, 2014, AMD provided a redemption notice to holders of all remaining outstanding 8.125% Notes. These remaining 8.125% Notes will be redeemed on June 25, 2014.

“We continue to successfully execute our strategic plan for long-term growth and profitability by driving our differentiated compute and graphics technologies into a more diverse set of markets,” said AMD Senior Vice President and Chief Financial Officer Devinder Kumar. “This latest financial transaction is part of the ongoing work to further improve our debt profile and financial foundation as we continue to transform the company.”

AMD expects that the impact of its recent offering of its 7.00% Senior Notes due 2024 and subsequent use of proceeds will be largely neutral in terms of aggregate outstanding debt. AMD also expects to incur a charge of approximately $50 million in the second quarter of 2014 in connection with its purchase and redemption of 8.125% Notes. AMD expects interest expense in the second quarter of

-more-

2014 to be approximately $46 million, higher than previously anticipated due to increased debt balances for part of the second quarter of 2014. Beginning in the third quarter of 2014, AMD expects quarterly interest expense to decline to approximately $42 million, driven by 2014 debt reprofiling activities.

AMD has retained J.P. Morgan Securities LLC to act as the Dealer Manager for the Tender Offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect).

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit http://www.amd.com.

Cautionary Statement

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect current expectations and projections about future events, including AMD’s expectations about the impact of its offering of its 7.00% Senior Notes due 2024, AMD’s expected charges in connection with its purchase and redemption of 8.125% Notes and AMD’s expected interest expense, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

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